Exhibit 99.6

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION ANNOUNCES LAUNCH OF RIGHTS OFFERING

TRINITY, North Carolina (May 28, 2009) - Sealy Corporation (NYSE: ZZ) announced the filing of the prospectus supplement relating to its previously disclosed rights offering.  Under the rights offering, Sealy Corporation (the “Company”) has distributed at no charge to the holders of its common stock transferable subscription rights to purchase up to an aggregate principal amount of $177,132,000 of 8% senior secured third lien convertible notes due 2016 (the “Notes”) to be co-issued by the Company and its subsidiary, Sealy Mattress Company.

The Company has distributed one transferable subscription right for each share of common stock owned as of 5:00 p.m., New York City time, on May 26, 2009, the record date for the rights offering.  Every 13 subscription rights will allow the holder to purchase one Note with a subscription price and an initial principal amount of $25.00.

The rights offering will expire on July 2, 2009 at 5:00 p.m., New York City time, unless extended.  The rights have been admitted for trading on the New York Stock Exchange (the “NYSE”) under the symbol “ZZ RT” and can be traded on the NYSE until 4:00 p.m., New York City time, on July 1, 2009, unless the expiration of the rights offering is extended. The rights will be freely transferable by holders until the close of business on the last business day preceding the expiration date, or until the close of business on June 29, 2009 if such transfers are made through the subscription agent. Each stockholder will have the right to oversubscribe in the rights offering up to the number of Notes for which it subscribed under its subscription privilege, subject to the pro ration provisions of the rights offering.

The Notes will bear interest of 8% per annum, payable semi-annually in kind, and will be convertible into shares of Sealy Corporation common stock at an initial conversion price of $1.00 per share, or initially 25 shares per Note.  While the Notes are not subject to optional redemption by the Company prior to their 2016 maturity, the Company may elect to terminate holders’ conversion rights on or after July 15, 2012 upon the occurrence of specified conditions relating to the trading price of  the Company’s common stock and its ratio of net debt to earnings before interest, taxes, depreciation and amortization. Sealy intends to apply to list the Convertible Notes for trading on the New York Stock Exchange.

Sealy Holding LLC, the Company’s controlling stockholder and an affiliate of Kohlberg Kravis Roberts & Co. L.P., has entered into a forward contractual commitment to subscribe for its pro rata portion of the Notes in the rights offering and to purchase any other Notes that are not subscribed for by other shareholders in the rights offering. Sealy Holding LLC will post approximately $177 million in cash to the Company to support its obligation under the forward commitment on or about May 29, 2009, when the issuance of the 10.875% senior secured notes due 2016 by our subsidiary Sealy Mattress Company is expected to occur.  The cash posted pursuant to the forward contractual commitment, together with the proceeds of the 10.875% notes, will be used to refinance Sealy Mattress Company’s existing senior secured credit facilities.  To the extent the holders of common stock of the Company subscribe for the rights, Sealy Holding LLC will be rebated cash representing the proceeds from the subscription of rights by such holders.

IMPORTANT DATES

Record Date	May 26, 2009
Subscription Period (1)	May 27, 2009 to July 2, 2009
Last Day to Trade Rights on NYSE (1)	July 1, 2009
Expiration Date (1)	July 2, 2009 (5:00 P.M., New York City time)

(1) Subject to extension if the Company extends the Expiration Date.

The Company retains the right to terminate the rights offering at any time for any reason or no reason.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  The rights offering will be made only by means of a prospectus and prospectus supplement constituting part of the Company’s registration statement on Form S-3 that was declared effective by the U.S. Securities and Exchange Commission on April 9, 2009.

Citi has been appointed dealer manager for the rights offering.  Additional information regarding the rights offering may be obtained from the Company’s Information Agent, National City Bank, c/o The Colbent Corp., 161 Bay State Drive, Braintree, Massachusetts 02184, (800) 622-6757.

Webcast

The Company will post a brief transaction overview presentation discussing the rights offering on its website today after the market closes. Information on how to access the presentation may be obtained by visiting the Investor Relations section of the Company’s website at www.sealy.com.  It will be available throughout the entire subscription period.

Financial Information Regarding Quarter Ended May 31, 2009

In order to provide more current financial information prior to the last day of trading for the Rights, the Company intends to publicly release preliminary information regarding its expected financial results for the quarter ended May 31, 2009 on or about June 18, 2009.  Complete financial results for the quarter ended May 31, 2009 are expected to be publicly released by the Company on or about June 30, 2009.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, including SpringFree™, PurEmbrace™ and TrueForm®; Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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